Exhibit 10.84

AMENDMENT TO

PURCHASE AGREEMENT

THIS AMENDMENT (the “Amendment”) is by and between Hansen Medical, Inc. (“Buyer” or “Hansen”) and Plexus Corp., pka Plexus Services Corp. (“Seller” or “Plexus”) and amends the Purchase Agreement, Agreement No. SS02AUG2007, effective September 21, 2007, and as amended from time to time between the parties (the “Agreement”).

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Amend Introductory Section by updating the parties name(s) and/or addresses so that it reads as follows:

Plexus Corp.

One Plexus Way

Neenah, WI 54956

Hereinafter referred to as “Seller” or “Plexus”

and

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Hereinafter referred to as “Buyer” or “Hansen”

2.	Amend Section 1 by replacing the first sentence so that it reads as follows: “This Agreement shall commence and be effective as of September 21, 2007 and shall remain in effect until May 31, 2016, unless terminated sooner under the provisions set forth herein.”

3.	Amend Section 5.5 by replacing the first sentence so that it reads as follows: “Payment terms shall be net [***] from the date of receipt of invoice of such Product with a discount of [***].”

4.	Amend Section 5 by adding the following new subsection 5.7:

5.7

The parties acknowledge that a certain level of business is required to cover Seller’s fixed costs during the manufacturing process, and in the event that certain levels of business fall below those requirements, that Buyer agrees to compensate Seller for those fixed costs based on the matrix below. Within ten (10) days after the beginning of each calendar quarter, Seller shall provided Buyer with a (a) summary of Seller’s Quarterly Production Revenue (as defined below) from manufacturing Products in the prior calendar quarter, and (b) fixed cost recovery amount for the previous calendar quarter based on the fixed costs in the matrix below. Buyer shall issue a purchase order for the fixed cost recovery amount no later than the twentieth (20th) day of the first month of each calendar quarter, and Seller shall invoice Buyer accordingly. This process shall occur every calendar quarter in which the Quarterly Production Revenue is less than [***]. For purposes of this section, Quarterly Production Revenue includes revenue from manufacturing printed circuit board assemblies, higher level assemblies and prototype assemblies, but does not include revenue from component/material sales or non-reoccurring engineering sales.

Quarterly Production Revenue	Fixed Cost Recovery
[***]	[***	]

5.	Amend Section 6.2 by replacing the first sentence so that it reads as follows: “Title and risk of loss of Products ordered by Buyer hereunder shall pass to Buyer, FCA (Seller’s facility) Incoterms 2010.”

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6.	Amend Section 7.6.2 by replacing the introductory paragraph and subsections a) and b) with the following (for purposes of clarity, subsections c), d) and e) remain intact):

7.6.2	Excess Components: “Excess Components” shall be defined as 100% of the on-hand components held by Seller in its inventory for more than [***]. Buyer’s liability for Excess Components shall be handled with the following process:

a)	Seller shall generate a report and provide it to Buyer by the end of the first week of the second month of each calendar quarter. Buyer and Seller shall review and agree on as to the report’s accuracy and the dollar value of the then-current Excess Components, which shall be based upon Seller’s then-current standard component cost use in the most recent Product quotation. No later than the end of the second month of each calendar quarter, Buyer shall issue a purchase order for the agreed upon dollar value, and Seller shall invoice Buyer accordingly. Buyer shall submit a cash deposit in the amount of such invoice no later than the last day of the third month of the calendar quarter. The process shall repeat each calendar quarter. If the Excess Component value increases from the previous calendar quarter, Buyer shall make an additional deposit to cover the increase. Similarly, if the Excess Component value decreases from the previous calendar quarter, Seller shall return by the end of the third month of the calendar quarter the appropriate portion of the deposit to bring the deposit in line with the Excess Component value.

b)	The cash deposits are paid as security against Buyer’s liability to Seller, and its affiliates under any contract between them including, but not limited to, liability for services, manufactured finished goods, work-in-process and Excess Components and/or Obsolete Components purchased in support of Buyer’s requests. Seller shall hold this sum as a deposit against such liabilities, with Seller having the right to apply the amount held in deposit against any such liabilities at any time upon [***] advance written notice only if Buyer: (i) becomes insolvent, (ii) files, or has filed against it, a petition in bankruptcy, (iii) makes an assignment for the benefit of creditors, or (iv) generally becomes unable to pay its debts as they become due. Seller shall provide Buyer with an accounting of amounts held on deposit, and payments made out of deposit, at any time upon reasonable request. Upon written request from Buyer at any time, Seller shall return to Buyer amounts held on deposit following satisfaction of any and all outstanding obligations or potential liabilities of Buyer to Seller; provided, return of such deposit shall provide Seller with the right and opportunity to perform an updated credit analysis prior to the acceptance of future orders.

7.	Amend Section 8.3 by correcting a typographical error, wherein the last word of the second sentence incorrectly references “Seller” as opposed to correctly referencing “Buyer.” The last word of the second sentence is changed from “Seller” to “Buyer” so the sentence reads as follows: “Seller may terminate for its convenience and without cause this Agreement and/or any purchase orders issued against this Agreement at any time in whole or part by delivering [***] written notice of termination to Buyer.”

8.	All other terms and conditions of the Agreement, not inconsistent herewith, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date(s) indicated below.

Plexus Corp.		Hansen Medical, Inc.

By:	/s/ Todd Kelsey	By:	/s/ Bruce Barley
Name:	Todd Kelsey	Name:	Bruce Barley
	Executive Vice President-Global Customer Services	Title:	President and CEO
Date:	9/20/2011	Date:	9/29/2011

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